Exhibit 10.1

WESTAR ENERGY

1996 LONG-TERM INCENTIVE AND SHARE AWARD PLAN

RESTRICTED SHARE UNITS AWARD

Name:	William B. Moore
Number of Restricted Share Units:	137,500
Grant Date:	December 23, 2002

As provided in that certain employment letter between you and Westar Energy, Inc. (the “Company”), dated as of November 1, 2003 (the “Employment Letter”), the Company granted you 137,500 Restricted Share Units pursuant to the Company’s 1996 Long-Term Incentive and Share Award Plan (as amended on June 30, 1999) (the “Plan”), a copy of which has been delivered to you and made a part hereof, subject to the following terms and conditions and the terms and conditions of the Plan. The terms used in this Award shall have the same meaning as in the Plan, unless the context requires otherwise, and except that “Restricted Share Units” shall refer only to the Restricted Share Units granted under this Award.

1.	Restricted Share Units. Subject to the terms and conditions hereof and as contained in the Plan, each Restricted Share Unit shall represent the right to receive one share of the Company’s common stock upon satisfying the vesting requirements set forth in Section 5 below.

2.	Dividend Equivalents.

(a)	During the period beginning on the grant date of the Restricted Share Units and ending on the date on which the such Restricted Share Units become payable pursuant to Section 6 below or are forfeited pursuant to Section 7 below (the “Restricted Period”), you shall receive, in cash, dividend equivalents in an amount equal to the amount of the cash dividends that you would have received if you owned the number of shares of the Company’s common stock represented by the Restricted Share Units that continue to be covered by this Award; provided, however, that you may elect to defer receipt of such cash dividend equivalents as provided in the Plan. You may elect, by filing with the Secretary of the Company an irrevocable election in a form prescribed by the Company no later than January 1, 2005, to defer receipt of the cash dividend equivalents that would have been payable to you in cash pursuant to Restricted Share Units that vest in equal tranches on each of January 2, 2006 and January 2, 2007. The Company shall from time to time in its sole discretion determine the range of distribution options that may be elected by you.

(b)	If during the Restricted Period any shares of the Company’s common stock or other property (other than cash) are distributed to holders of the Company’s common stock in a pro rata distribution other than as a result of a stock split, you shall receive the number of shares of the Company’s common stock or the other property that you would have received if you owned the number of shares of the Company’s common stock represented by the Restricted Share Units that continue to be covered by this Award; provided, however, that the Company may, in its sole discretion, permit you to elect to defer receipt of such shares or other property as provided in the Plan.

(c)	Other than as set forth herein, you shall have none of the rights of a shareholder or owner with respect to any of the deferred shares during the deferral period. Any stock dividends or other property distributions that you would have received during the deferral period if you had been the owner of the deferred shares will be credited to your deferral account as additional deferred shares. Any cash dividends that you would have received during the deferral period if you had been the owner of the deferred shares will be paid to you as cash dividend equivalents on or about the date on which such cash dividends are paid to shareholders of the Company, unless you have elected to defer cash dividends pursuant to subsection (a) above (in which case such cash dividends will be treated as if invested under the Company’s Direct Stock Purchase Plan in additional deferred shares to be credited to your deferral account in the same manner as cash dividend equivalents deferred under subsection (a) above).

(d)	If during the Restricted Period any shares of the Company’s common stock are distributed to holders of the Company’s common stock as a result of a stock split, you shall receive a number of additional Restricted Share Units equal to the number of shares of the Company’s common stock that you would have received if you owned the number of shares of the Company’s common stock represented by the Restricted Share Units that continue to be covered by this Award. Such additional Restricted Share Units shall be subject to the same terms, conditions and restrictions as the original Restricted Share Units covered by this Award.

3.

Rights as Shareholder. During the Restricted Period, you shall have none of the rights of a shareholder of the Company with respect to the shares of the Company’s common stock represented by the Restricted Share Units. You shall, however, have the right to receive dividend equivalents as described in Section 2 above. In addition, if shares of the Company’s common stock are held under a “rabbi trust” (the assets of which are subject to claims of the Company’s creditors in the event of the Company’s insolvency) established to assist the Company in meeting its obligations under this and other restricted share unit awards, you may (at the Company’s sole discretion) be given the right during the Restricted Period to direct the trustee as to the voting of a number of shares held by the trustee corresponding to the number of Restricted Share Units held by you under this Award.

4.	Nontransferability. You may not sell, transfer, assign, pledge or otherwise encumber or dispose of any Restricted Share Units nor may you sell, transfer, assign, pledge, encumber or dispose of any of the shares of the Company’s common stock represented by your Restricted Share Units prior to the payment of such shares to you pursuant to Section 6 below following the vesting of your Restricted Share Units pursuant to Section 5 below.

5.	Vesting. Your Restricted Share Units shall vest in four equal tranches on each of January 2, 2004, January 2, 2005, January 2, 2006 and January 2, 2007 if your employment with the Company continues uninterrupted through the applicable date; provided, however, if your employment with the Company terminates pursuant to a “Qualifying Termination” (as such term is defined in the Employment Letter), each Restricted Share Unit (and related dividend equivalent) provided for in this Award which has not vested prior to the Qualifying Termination will become fully vested.

6.	Payment.

(a)	If the Restricted Share Units vest pursuant to Section 5 above, either certificate(s) evidencing the shares of the Company’s common stock represented by those Restricted Share Units shall be delivered to you (without any legend to reflect terms, conditions and restrictions hereunder) or such shares shall be credited to an account maintained for you as soon as administratively practicable after the date on which the Restricted Share Units vest pursuant to Section 5 above; provided, however, that if you elect to defer the distribution of such shares pursuant to the Plan, such delivery of certificate(s) to you or credit to an account of yours of such shares will occur upon the expiration of such deferral period. You may elect, by filing with the Secretary of the Company an irrevocable election in a form prescribed by the Company no later than January 1, 2005, to defer receipt of shares of the Company’s common stock that would have been payable to you pursuant to Restricted Share Units that vest in equal tranches on each of January 2, 2006 and January 2, 2007.

(b)	In the case of your death following vesting pursuant to Section 5 above, delivery shall instead be made to the beneficiary designated in writing by you pursuant to a form of designation provided by the Company, or, if none, to your estate.

7.	Forfeiture of Restricted Share Units. You shall forfeit all of your unvested Restricted Share Units in the event that, prior to your becoming vested in all of your Restricted

Share Units pursuant to Section 5, your employment with the Company terminates other than by reason of a “Qualifying Termination” (as such term is defined in the Employment Letter). Following such forfeiture, you shall have no further right to receive any benefits or payments under this Award; provided, however, that in no event shall you forfeit any previously vested Restricted Share Units.

8.	Unsecured Creditor Status. This Award constitutes a mere promise by the Company to pay you the benefits described in this Award (to the extent vested). You shall have the status of a general unsecured creditor of the Company with respect to any benefits payable under this Award.

9.	Withholding. The Company, if required, shall withhold taxes on any income realized in connection with the Restricted Share Units.

10.	Committee Authority. Any questions concerning the interpretation of this Award, including without limitation any adjustments under Section 4(c) of the Plan (relating to Share splits, reorganizations, mergers, spin-offs and other corporate transactions and events), and any controversy which arises under this Award shall be settled by the Committee, as defined in the Plan, in its sole discretion.

11.	Change of Control. Section 8 of the Plan shall apply to the Restricted Share Units covered by this Award.

12.	Inconsistencies. The terms of this Award are governed by the terms of the Plan and in the case of any inconsistency between the terms of this Award and the terms of the Plan, the terms of the Plan shall control. By signing this Award letter, you acknowledge receipt of a copy of the Plan. In the event of any inconsistency between the terms of this Award and the Employment Letter, the terms of the Employment Letter shall control.

13.	Governing Law. The provisions of this Award shall be governed by the laws of the State of Kansas without giving effect to principles of conflict of laws.

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WESTAR ENERGY, INC.

By:	/s/ Bruce A. Akin
Name:	Bruce A. Akin
Title:	Vice President, Administrative Services

Date: December 29, 2004

ACCEPTED AND AGREED TO:

/s/ William B. Moore
William B. Moore

Date: December 29, 2004

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